PROSPECTUS

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                                 SUMMIT BANCORP.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

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               (SHARES OF COMMON STOCK, PAR VALUE $1.20 PER SHARE)

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Summit Bancorp. ("Summit") provides shareholders with a simple and convenient method of purchasing additional shares of the common stock of Summit (the "Common Stock"). Any holder of record of Common Stock is eligible to join the Plan. Holders of Common Stock who do not participate in the Plan will receive cash dividends, as declared, in the usual manner.

PARTICIPANTS IN THE PLAN MAY:

* have cash dividends on their shares of Common Stock automatically reinvested in additional whole and fractional shares of Common Stock, and

* purchase additional whole and fractional shares of Common Stock with optional cash payments of up to $25,000 per quarter.

     Purchases of Common Stock may be made directly from Summit or on the open market, at the discretion of Summit. AS OF THE DATE OF THIS PROSPECTUS PURCHASES BY THE PLAN ARE BEING MADE ON THE OPEN MARKET.

* When Common Stock is purchased directly from Summit: (i) the price is 100% of the average of the high and low sale prices of a share of Common Stock reported on the New York Stock Exchange--Composite Transactions Tape for the period of five consecutive trading days ending on and including the investment date, (ii) the investment date for reinvested dividends is the dividend payment date; and (iii) the investment date for optional cash payments is the first trading day of the month.

* When Common Stock is purchased on the open market: (i) purchases may occur over one or more trading days and the price is the weighted average purchase price, including brokerage commissions, of all shares purchased by the Plan Administrator during the investment period, (ii) the investment period for reinvested dividends commences on the dividend payment date, and
     (iii) the investment period for optional cash payments commences on the first trading day of the month. See Questions 11 and 12 for details.

     The closing price of Summit Common Stock reported on October 31, 1996 was $40 7/8.

     This Prospectus relates to 785,585 shares of Common Stock which may be (i) authorized and unissued shares of Common Stock reserved for issuance under the Plan, or (ii) shares of Common Stock purchased by the Plan in the open market under circumstances requiring that such shares be registered under the Securities Act of 1933, as amended. PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.
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     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER
OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

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                THE DATE OF THIS PROSPECTUS IS OCTOBER 31, 1996.
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                              AVAILABLE INFORMATION

     Summit is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its businesses, financial statements and other matters. The reports, proxy statements and other information filed by Summit may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an internet site on the World Wide Web containing reports, proxy and information statements and other information filed electronically by Summit with the Commission. The address of the World Wide Web site maintained by the Commission is: http://www.sec.gov. The Common Stock of Summit is listed on the New York Stock Exchange, Inc. (the "NYSE"), and reports, proxy statements and other information concerning Summit are available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference into this Prospectus and made a part hereof the following documents filed by Summit with the Commission pursuant to the Exchange Act: (1) the Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (2) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, (3) the Current Reports on Form 8-K dated March 1, 1996 (as amended by Form 8-K/A), March 31, 1996, April 11, 1996, May 22, 1996, July 16, 1996, August 28, 1996 and October 16, 1996, and (4) the
description of the Common Stock contained in Summit's Registration Statement on Form 10 filed pursuant to Section 12(b) of the Exchange Act, dated August 31, 1970, and the description of the preferred stock purchase rights appurtenant to the Common Stock contained in Summit's Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, dated August 28, 1989, including any amendment thereto or report filed under the Exchange Act for the purpose of updating such description. All documents filed by Summit pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof as of their respective dates. Such incorporation by reference will not be deemed to specifically incorporate by reference the information referred to in Item 402(a) (8) of Regulation S-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN. REQUESTS SHOULD BE DIRECTED TO: SECRETARY, SUMMIT

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BANCORP., 301 CARNEGIE CENTER, P.O. BOX 2066, PRINCETON, NEW JERSEY 08543-2066
(TELEPHONE: (609) 987-3442).

     NO PERSON HAS BEEN AUTHORIZED BY SUMMIT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF MADE, SUCH INFORMATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS TO OR FROM ANY PERSON, IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SUMMIT SINCE THE DATE OF THIS PROSPECTUS.

                                   THE COMPANY

     The principal executive offices of Summit are located at 301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543-2066 and the telephone number is (609) 987-3200.

                                    THE PLAN

     The following, in a question and answer format are the provisions of the Plan.

PURPOSE

     1. WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to give holders of record of Common Stock the opportunity to have dividends on their Common Stock automatically and fully reinvested in additional shares of Common Stock and the opportunity to make optional cash purchases of additional shares of Common Stock. At the discretion of Summit, the Plan may purchase shares of Common Stock from Summit or in the open market. See Question 10 below. To the extent shares are purchased by the Plan from Summit, Summit will use the proceeds of such sale for general corporate purposes.

     The Plan is intended to facilitate investment in Common Stock by long-term investors and is not intended to provide any person, organization or other entity with a means to engage in transactional profit activities. Summit accordingly reserves the right to modify, limit, condition, suspend, or terminate participation in the Plan or the optional cash purchase feature of the Plan by any shareholder who Summit, in its sole discretion, decides may be using the Plan for purposes which may be inconsistent with the intended purpose of the Plan, which determination may, without limitation, be based on activities such as frequent withdrawals of shares from accounts, the establishment of a series of apparently related accounts which would allow avoidance of the optional cash purchase limit, or excessive joining and terminations.

ADVANTAGES

     2. WHAT ARE THE ADVANTAGES OF THE PLAN?

     o Full investment of funds, whether through dividend reinvestment or optional cash purchases, is possible because the Plan credits fractional as well as whole shares to a participant's Plan account. Fractional shares earn dividends just like whole shares when held in a Plan account.

     o Additional shares of Common Stock may be purchased each month with optional cash payments ranging from a minimum of $10 to a maximum of $25,000 per quarter. Optional cash

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purchases may be made on a transaction-by-transaction basis by check or money order or on an automatic basis each month by means of preauthorized electronic fund transfers from a U.S. financial institution.

     o Shares purchased by the Plan are held in safekeeping by the Plan Administrator. This releases participants from the need to keep track of multiple share certificates. Regular statements of account provide simplified record keeping.

     o The Plan Administrator also accepts for safekeeping shares of Common Stock held by a participant in certificate form. Shares represented by the certificates are deposited in the participant's Plan account and ownership is indicated on the periodic account statements sent to the participant.

PLAN ADMINISTRATOR

     3. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

     First Chicago Trust Company of New York (sometimes referred to as the Plan Administrator), a wholly-owned subsidiary of First Chicago NBD Corporation, acts as agent for participants. The Plan Administrator keeps records, sends statements of account to participants and performs other administrative duties relating to the Plan. Once a participant has joined the Plan, all correspondence concerning the Plan should be directed to:

     FIRST CHICAGO TRUST COMPANY OF NEW YORK
     P.O. BOX 2598
     JERSEY CITY, NEW JERSEY 07303-2598
     TELEPHONE NUMBER: 800-519-3111

     Be sure to include a reference to Summit Bancorp. in your correspondence.

     Normal business hours for the automated voice response system are 8:00 a.m. to 10:00 p.m., Eastern Time, Monday through Friday (except legal holidays) and 8:00 a.m. to 3:30 p.m., Eastern Time, on Saturdays. Customer Service Representatives are available 9:00 a.m. to 6:00 p.m., Eastern Time, Monday through Friday (except legal holidays). A TDD (telecommunication device for the hearing impaired) is available at 201-222-4955.

     The Plan Administrator may resign on ninety (90) days notice to Summit, in which event Summit will appoint another Plan Administrator. Summit reserves the right to change the Plan Administrator and may name itself as Plan Administrator. Summit will give all participants written notice of any change in the Plan Administrator.

PARTICIPATION

     4. WHO IS ELIGIBLE TO PARTICIPATE?

     All shareholders of record of Common Stock (except residents of Canada) are eligible to participate in the Plan.

     If you are the beneficial owner of shares of Common Stock registered in the name of a broker, a bank or other nominee and you wish to participate in the Plan with respect to all or a portion of such shares, you must first arrange with the broker, bank or other nominee to have those shares reregistered in your name. This is done by requesting of the broker, bank or other nominee that a certificate representing such shares be sent to you.

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     A broker, bank or other nominee who wishes to participate in the Plan may do so but only with respect to all shares of Common Stock held by the broker, bank or nominee. If a broker, bank or other nominee elects to participate in the Plan, it must execute an Authorization Form.

     5. HOW DOES AN ELIGIBLE SHAREHOLDER BECOME A PARTICIPANT IN THE PLAN?

     An eligible shareholder may become a participant in the Plan by completing and signing an Authorization Form and returning it to the Plan Administrator at the address given at Question 3 above.

     An Authorization Form may be obtained at any time by writing First Chicago Trust Company of New York at the address given at Question 3, by calling the Plan Administrator at the telephone number given at Question 3, by writing to the Corporate Secretary of Summit at the address of the principal executive offices of Summit given on page 2 or by calling Summit at (609) 987-3442.

     The Authorization Form directs Summit to pay to the Plan Administrator the cash dividends on ALL shares of Common Stock registered in the name of the shareholder who signs the Authorization Form, whether held in certificate form or, after participation in the Plan commences, held in a Plan account. The Authorization Form also authorizes the Plan Administrator to act as agent for the shareholder in using cash dividends and optional cash payments to purchase whole and fractional shares of Common Stock in accordance with the terms and conditions of the Plan.

     If a shareholder owns Common Stock under more than one form of registration, a separate Authorization Form must be completed for each form of registration if the shareholder wishes dividends on all such differently registered shares to be reinvested. Should a shareholder wish to consolidate shares held in several forms of registration into a single form of registration to simplify participation in the Plan, the shareholder should contact the Plan Administrator for instructions.

     6. MAY I REINVEST DIVIDENDS ON ONLY PART OF THE SHARES REGISTERED IN MY
NAME?

     No. The Authorization Form directs Summit to pay to the Plan Administrator all cash dividends on all shares of Common Stock registered in the name of the shareholder who signs the Authorization Form, whether held by the shareholder in certificate form or held in the shareholder's Plan account. See Question 5 above. Dividends on shares of Common Stock beneficially owned by a participant or other shareholder which are held in the name of a broker, bank or other nominee cannot be reinvested in additional shares of Common Stock unless the broker, bank or other nominee participates in the Plan or unless the participant requests that the broker, bank or other nominee cause the shares to become reregistered in the participant's name. See Question 4 above.

     7. WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

     At any time. However, in order to have a particular dividend reinvested in additional shares of Common Stock under the Plan, an Authorization Form must be sent in sufficient time that it is received by the Plan Administrator on or before the record date declared for that particular dividend. Dividend payment dates have customarily fallen on the first business day of each February, May, August and November and record dates have customarily fallen within the first seven days of the month preceding each of these months. (Notwithstanding past practices the Board of Directors of Summit reserves the right to set dividend payment dates and record dates in its discretion). Therefore, as an example, in order to have had the dividend paid November 1, 1996 reinvested in additional Common Stock under the Plan, a shareholder would have had to have ensured that an Authorization Form was received by the Plan Administrator on or before October 10, 1996, which was the record date for that dividend.

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     An optional cash payment in the form of a check or money order may be sent to the Plan Administrator with the Authorization Form when joining the Plan. Checks and money orders should be made payable to "First Chicago--Summit Plan". An Automatic Monthly Deduction Form authorizing automatic monthly optional cash payments by electronic funds transfer may also be sent to the Plan Administrator with an Authorization Form when joining the Plan. The Automatic Monthly Deduction Form should be requested from the Plan Administrator at the same time as the Authorization Form. Optional cash purchases will be made in accordance with the procedures described at Questions 11, 12 and 13.

     8. MAY A PARTICIPANT SEND HIS OR HER SHARE CERTIFICATES TO THE PLAN ADMINISTRATORFOR SAFEKEEPING?

     Yes.

     A participant may deposit any or all share certificates representing Common Stock with the Plan Administrator. The participant may do so at the time the Authorization Form is sent to the Plan Administrator or at any time thereafter. The Plan Administrator recommends that any share certificates sent to it be accompanied by written instructions and be sent by registered mail, return receipt requested, and insured in an amount equal to the premium for a replacement bond (currently 2% of the market value of the certificates mailed) if your certificate is lost. Contact the Plan Administrator if you would like assistance in calculating the premium for the replacement bond. Certificates should not be endorsed. The Plan Administrator will cancel share certificates so received, reregister the shares represented thereby in the name of the Plan Administrator or its nominee and credit the participant's Plan account with the appropriate number of shares. The participant may thereafter request certificates for any number of whole shares in the Plan account in accordance with the procedures described at Question 19.

COSTS

     9. WHAT ARE THE COSTS TO A PARTICIPANT IN THE PLAN?

     No fees are charged to a participant for joining the Plan.

     With respect to purchases of additional shares of Common Stock under the Plan with both reinvested dividends and optional cash payments: (i) when the Plan purchases Common Stock directly from Summit, no brokerage commission or service fee is assessed; and (ii) when the Plan purchases Common Stock in the open market, the brokerage commission incurred by the Plan is passed on to the participant but no service fee is assessed. At the date of this Prospectus, the Plan incurs brokerage charges of $.03 per share purchased.

     When some or all of the Common Stock in a participant's Plan account is sold by the Plan Administrator at the request of the Plan participant, the brokerage commission incurred by the Plan in the sale is passed on to the participant, a service fee is assessed and any applicable taxes are collected. When only the fractional share in a participant's Plan account is sold by the Plan Administrator in connection with the termination of a Plan account or a termination of the Plan, the nominal brokerage commission incurred by the Plan in the sale is passed on to the participant and any applicable taxes are collected but no service fee is assessed. See Question 22 for details.

     Participants making optional cash purchases through electronic fund transfers are charged a $1.00 service fee by the Plan Administrator for each electronic fund transfer processed. Participants will also be charged the Plan Administrator's prevailing fees for dishonored checks and failed

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electronic fund transfers due to insufficient funds and for requests for account statements two or more years old.

PURCHASES

     10. WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

     Common Stock for the Plan is purchased either directly from Summit or in the open market. The decision with respect to the source of Common Stock purchased by the Plan will be made by Summit in its sole discretion and will be based on factors considered relevant at the time by Summit. Shares purchased directly from Summit are issued by Summit out of its legally authorized but unissued shares of Common Stock, shares of issued Common Stock held in Summit's treasury, if any, or both.

     11. WHAT IS THE PRICE OF COMMON STOCK PURCHASED THROUGH THE PLAN?

     The purchase price for shares of Common Stock purchased through the Plan directly from Summit is 100% of the average of the high and low sale prices of Common Stock as reported on the NYSE--Composite Transactions Tape, or other authoritative sources, for the period of five consecutive trading days ending on the investment date, as that term is defined at Question 12. A "trading day" for purposes of this Plan is a day on which the trade of at least one share of Common Stock is reported on the NYSE--Composite Transactions Tape. If during the ten days immediately preceding and ending on the investment date that the securities markets are open for trading there occur fewer than five "trading days", then the purchase price shall be determined by Summit senior management on the basis of such information as it considers best reflects market value.

     The purchase price for shares of Common Stock acquired by the Plan on the open market is the weighted average purchase price, including brokerage commissions, of all shares purchased for the Plan during the relevant investment period, as that term is defined at Question 12.

     12. WHEN DO PLAN PURCHASES OF COMMON STOCK OCCUR?

     Purchases of Common Stock directly from Summit with reinvested dividends occur on the payment date of the particular dividend if that date is a trading day, or on the first trading day following the dividend payment date if the dividend payment date is not a trading day.

     Purchases of Common Stock directly from Summit with optional cash payments occur on the first trading day of each month. All optional cash payments in the form of checks or money orders received by the Plan Administrator on or before that day (and subsequent to the first trading day of the previous month) are used to purchase additional Common Stock. All optional cash payments received by the Plan Administrator in the form of electronic fund transfers pursuant to Automatic Monthly Deduction Forms are also used to purchase additional Common Stock on the first trading day of each month, although the actual transfer to the Plan Administrator of such funds occurs three business days prior to the first trading day of the month (such transfer date being referred to herein as the "electronic transfer date"). The first electronic fund transfer authorized by an Automatic Monthly Deduction Form occurs on the first electronic transfer date which follows by at least three business days the Plan Administrator's receipt of a properly completed Automatic Monthly Deduction Form. See Questions 14 and 15.

     Dates on which Common Stock is purchased directly from Summit, whether with reinvested dividends or optional cash payments, are referred to in this Prospectus as "investment dates".

     Purchases of Common Stock on the open market may be made in one or more trades over one or more trading days but will always commence, in the case of reinvested dividends, on the dividend

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payment date or, if the dividend payment date is not a trading day, on the first trading day following the dividend payment date and, in the case of optional cash payments, on the first trading day of a particular month. The periods during which Common Stock is purchased on the open market, whether with reinvested dividends or optional cash payments, are referred to in this Prospectus as "investment periods". Optional cash payments in the form of checks or money orders received by the Plan Administrator on or before the first day of a particular investment period (and subsequent to the first day of the immediately preceeding investment period) will be used to purchase additional Common Stock during that investment period. All optional cash payments received by the Plan Administrator pursuant to Automatic Monthly Deduction Forms are also used to purchase additional Common Stock during the relevant investment period, although the actual transfer to the Plan Administrator of such funds occurs three business days prior to the first day of the investment period (such transfer day also being referred to herein as the "electronic transfer date").

     Investment periods will not extend more than 30 days beyond the first day of the investment period, except where a longer period is made advisable or necessary by applicable securities laws. Purchases may be made on any securities exchange where Common Stock is traded, in the over-the-counter market, or by negotiated transaction and may be subject to such price, delivery or other terms as the Plan Administrator may agree to. Neither Summit nor any participant shall have any authority or power to direct the time or price at which Common Stock is purchased, the selection of the broker or dealer or from whom purchases are made, or any other terms of purchases.

     13. HOW IS THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT DETERMINED?

     Each participant's account will be credited with that number of shares, including fractional shares, computed to three decimal places, equal to the total amount to be invested on behalf of the participant divided by the purchase price per share (determined as set forth at Question 11).

OPTIONAL CASH PAYMENTS

     14. HOW CAN I PURCHASE COMMON STOCK WITH OPTIONAL CASH PAYMENTS?

     An optional cash payment is cash sent by check, money order or electronic fund transfer to the Plan Administrator by or on behalf of a participant for the purpose of purchasing additional Common Stock under the Plan. A check or money order for an optional cash purchase may be sent to the Plan Administrator at any time after participation in the Plan commences, or, if so desired, when joining the Plan by including either with the Authorization Form. Likewise, an Automatic Monthly Deduction Form may be submitted to the Plan Administrator at any time after participation in the Plan commences or when joining the Plan by including it with the Authorization Form, but fund transfers pursuant to an Automatic Monthly Deduction Form do not commence until the electronic transfer date which first follows by at least three business days the Plan Administrator's receipt of the properly completed Automatic Monthly Deduction Form. As discussed at Question 12, an "electronic transfer date" is the date three business days prior to either an investment date (when Plan purchases of Common Stock are being made directly from Summit) or the first day of an investment period (when Plan purchases of Common Stock are being made on the open market), and represents the date on which electronic fund transfers authorized by Automatic Monthly Deduction Forms are received by the Plan Administrator on behalf of participants.

     An Automatic Monthly Deduction Form permits Plan participants to make optional cash purchases of Common Stock on a monthly basis without the need to write a check or money order for

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each purchase. On the Automatic Monthly Deduction Form a participant can authorize a U.S. financial institution holding funds of the participant to transfer a designated amount each month from the participant's account at the financial institution to the Plan Administrator for use in purchasing additional Common Stock. To initiate optional cash purchases through electronic fund transfer a participant must send to the Plan Administrator, at the address given at Question 3, a properly completed Automatic Monthly Deduction Form and include as an attachment thereto a voided blank check for the account the funds are to be transferred from. Automatic fund transfers authorized by an Automatic Monthly Deduction Form will continue until changed or terminated. An Automatic Monthly Deduction Form may be modified or terminated only by submitting a new Automatic Monthly Deduction Form to the Plan Administrator. Changes effected by a new Automatic Monthly Deduction Form will not take effect until the electronic transfer date which first follows by at least three business days the Plan Administrator's receipt of the properly completed new Automatic Monthly Deduction Form.

     An Automatic Monthly Deduction Form may be obtained by any one of the means set forth at Question 5 for obtaining an Authorization Form.

     Participants are assessed a service charge of $1.00 for each electronic fund transfer processed by the Plan Administrator for an optional cash purchase. The $1.00 is deducted from the amount transferred to the Plan Administrator prior to the optional cash purchase. The financial institution designated by a participant on an Automatic Monthly Deduction Form may charge an additional fee for participating in the electronic fund transfer. Participants are encouraged to consult with their financial institution prior to sending an Automatic Monthly Deduction Form to the Plan Administrator.

     No optional cash purchases will be made with amounts of less than $10. Any Automatic Monthly Deduction Form received by the Plan Administrator which does not authorize monthly fund transfers of at least $10.00 will not be processed by the Plan Administrator. Checks or money orders submitted on behalf of a participant which do not, as of a relevant investment date or the first day of a relevant investment period, as appropriate, aggregate at least $10.00 will be returned to the participant.

     No optional cash purchases aggregating more than $25,000 will be made on behalf of any participant in any quarter. Any Automatic Monthly Deduction Form received by the Plan Administrator which authorizes monthly fund transfers aggregating more than $25,000 per quarter will not be processed by the Plan Administrator. In the event amounts received on behalf of a Plan participant by check, money order and electronic fund transfer for optional cash purchases exceed $25,000 for a particular quarter, the Plan Administrator will make optional cash purchases of up to $25,000 on behalf of the participant and return amounts in excess of $25,000 per quarter to the participant in a manner deemed appropriate by the Plan Administrator in its sole discretion.

     A "quarter", as used in this Prospectus, is the three-month period which commences on the first day of each of February, May, August, and November. In the event dividend payment dates cease to be the first business day of each of these months, a "quarter" for purposes of this Prospectus may be redefined. Checks and money orders for optional cash purchases should be accompanied by an Authorization Form, if you are joining the Plan, or, if you already participate in the Plan, by a letter of instruction or the cash payment form which is attached to each Dividend Reinvestment and Stock Purchase Plan account statement. Summit reserves the right in its sole discretion to suspend without prior notice the purchase of additional Common Stock with optional cash payments and to refund optional cash payments to participants.

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

     Checks and money orders for optional cash purchases should be made payable to "First Chicago--Summit Plan". Please write your Plan account number on the check or money order. Your Plan account number appears on your Plan account statements. Unless mailed with an Authorization Form, checks, money orders and Automatic Monthly Deduction Forms for optional cash purchases should be mailed to: First Chicago Trust Company of New York, Dividend Reinvestment Plans, P.O. Box 13531, Newark, New Jersey 07188-0001.

     15. WHEN MAY OPTIONAL CASH PAYMENTS BE MADE?

     Checks and money orders for optional cash purchases may be sent to the Plan Administrator at any time. When Common Stock is being purchased by the Plan directly from Summit, the Plan Administrator makes an optional cash purchase on a particular investment date using all checks and money orders received on or before that investment date (and subsequent to the immediately preceeding investment date). When Common Stock is being purchased by the Plan on the open market, the Plan Administrator makes an optional cash purchase on the first day of a particular investment period using all checks and money orders received by the Plan Administrator on or before the first day of that investment period (and subsequent to the first day of the immediately preceeding investment period).

     Automatic Monthly Deduction Forms may also be sent to the Plan Administrator at any time. However, electronic fund transfers authorized by Automatic Monthly Deduction Forms are not made until the date which is three business days prior to either a particular investment date (when Plan purchases of Common Stock are being made directly from Summit) or the first day of a particular investment period (when Plan purchases of Common Stock are being made on the open market). As discussed previously, the date on which electronic fund transfers occur is referred to as the "electronic transfer date". Notwithstanding the foregoing, no electronic fund transfer occurs pursuant to an Automatic Monthly Deduction Form, whether an initial Automatic Monthly Deduction Form or a revised Automatic Monthly Deduction Form, until the electronic transfer date which follows by at least three business days the Plan Administrator's receipt of such Automatic Monthly Deduction Form. Likewise, an Automatic Monthly Deduction Form authorizing the termination of monthly fund transfers will not take effect until the electronic transfer date which follows by at least three business days the Plan Administrator's receipt of such Automatic Monthly Deduction Form.

     An optional cash payment sent to the Plan Administrator in the form of a check or money order will be refunded if a written request for such refund is received by the Plan Administrator at least two business days before either the next investment date or the commencement of the next investment period, as the case may be.

     NO INTEREST WILL BE PAID ON ANY OPTIONAL CASH PAYMENTS HELD FOR INVESTMENT.

     16. DOES THE PLAN REQUIRE PARTICIPANTS TO MAKE OPTIONAL CASH PURCHASES?

     No. While the optional cash payment feature offers participants the opportunity to increasetheir ownership of Common Stock, participants are not required to make optional cash purchases.

REPORTS TO PARTICIPANTS

     17. ARE REPORTS SENT TO PARTICIPANTS IN THE PLAN?

     Yes. Participants generally receive a statement of account within two weeks after each investment for their Plan account. Statements of account should be retained for income tax purposes.

In addition, the Plan Administrator will distribute to each participant a copy of materials sent to Summit's shareholders of record, including the Annual Report to Shareholders, Notice of Annual Meeting and Proxy Statement.

DIVIDENDS

     18. ARE PARTICIPANTS CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?

     Yes. Summit pays dividends, as declared, to all record holders of its Common Stock. The Plan Administrator, as the record holder of Common Stock held in participants' accounts, receives the dividends paid on such Common Stock and allocates to each participant account dividends equal to the number of whole and fractional shares in the account times the dividend rate paid. The Plan Administrator then reinvests such dividends in additional shares of Common Stock computed to three decimal places and credits such shares to the respective participants' Plan accounts.

     Common Stock purchased by the Plan in the open market with optional cash payments in the month of a dividend record date may not always become entitled to receive the dividend paid with respect to that particular record date. No dividend will become payable on Common Stock purchased with optional cash payments if the investment period during which the Common Stock is purchased does not end before the "ex-dividend date" for that dividend. (The "ex-dividend date" is the date as of which a stock trades on the stock exchanges without the right to receive that stock's most recently declared dividend, assuming the normal three day settlement period). No dividend will become payable because record ownership for the Common Stock purchased during an investment period is not transferred to the Plan until all purchases occurring during the investment period on behalf of the Plan have settled. Consequently, unless the last purchase of an investment period occurs before an "ex-dividend date", that last purchase of the investment period will not settle, and the Plan will not become the record owner of the stock purchased during the investment period, until after the dividend record date.

     As an example of the foregoing, if an investment period for optional cash purchases were to extend from January 2 through January 5 of a particular year while the record date for the next dividend were January 6 (assuming these five days were trading days), the Plan (and optional cash purchasers that month) would not receive the January 6 dividend on Common Stock purchased during that investment period because the last purchase of the investment period would not settle (and the Plan would not become the record owner of the stock purchased during this investment period) until after the January 6 dividend record date. January 3 would be the ex-dividend date for the January 6 dividend and all purchases would have had to have been made on or before January 2.

     At the date of this Prospectus, it is expected that Summit will continue to pay dividends, but the Board of Directors of Summit has sole discretion in setting the amount of (including none), record date and payment date for any dividend.

CERTIFICATES FOR SHARES

     19. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED UNDER THE PLAN?

     Normally, shares purchased under the Plan are registered in the name of the Plan Administrator or its nominee and individual share certificates are not issued to participants. This service protects against the loss, theft or destruction of the stock certificates representing Plan shares. However, the

Plan Administrator will issue certificates for part or all of the whole shares which are credited to a participant's account under the Plan upon that participant's written request for such certificates. This request should be mailed to the Plan Administrator at the address indicated at Question 3. Even after the Plan Administrator has issued certificates to a participant for some or all of the whole shares held in the participant's Plan account, dividends on all shares registered in a participant's name will continue to be reinvested in additional Common Stock pursuant to the Plan. Of course, if a participant withdraws from the Plan the automatic reinvestment of dividends will stop. If a participant causes certificated shares to be reregistered in another name, because of a sale, gift or other transfer of these shares, dividends on the reregistered shares will not be reinvested in additional Common Stock under the Plan unless an Authorization Form with respect to such shares is received by the Plan Administrator.

     Shares held by the Plan Administrator in the account of a participant may not be pledged or assigned. A participant who wishes to pledge or assign such shares must first request that the Plan Administrator issue certificates for such shares.

     A certificate for a fractional share will not be issued under any circumstances.

     20. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

     Accounts under the Plan are registered in the name or names in which the Common Stock certificates of a shareholder were registered at the time the shareholder joined the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

WITHDRAWALS

     21. WHEN MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

     A participant may request to withdraw from the Plan at any time. If a request to withdraw is received by the Plan Administrator after the payment date for one dividend but before the record date of the next dividend payment, then the request to withdraw will be processed by the Plan Administrator as soon as practicable after receipt and all dividends paid after the date of such receipt will be paid to the individual in cash, unless the individual rejoins the Plan.

     If a request to withdraw is received by the Plan Administrator on the record date for a particular dividend, or after the record date for a particular dividend but three or more business days before the payment date for that dividend, the Plan Administrator will process the request to withdraw as soon as practicable after its receipt and pay the relevant dividend in cash.

     If a request to withdraw is received by the Plan Administrator less than three business days before the payment date for a particular dividend, the Plan Administrator will either pay the relevant dividend in cash or reinvest the relevant dividend in additional Common Stock for the participant's Plan account (in accordance with the response to Question 12). In the event the dividend is reinvested, the Plan Administrator may sell in the open market as soon thereafter as practicable the shares so purchased and send to the participant a check representing the proceeds of the sale minus the nominal brokerage commission incurred by the Plan Administrator, a service fee (currently $10, but subject to change) and any taxes incurred or required to be collected by the Plan Administrator.

     Any optional cash payment received from a participant by the Plan Administrator prior to the receipt of a request to withdraw from that same participant will be invested for the participant unless return of the optional cash payment is specifically requested in the request to withdraw and such request is received by the Plan Administrator at least two business days before either the next investment date or the commencement of the next investment period, as the case may be. Where a participant fails to request the return of an optional cash payment in the circumstances just described at least two business days before either the next investment date or the commencement of the next investment period, the investment of the optional cash payment in additional Common Stock which occurs as a consequence of this failure will result in that participant's reenrollment in the Plan.

     22. HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     By sending a signed, written request to withdraw to the Plan Administrator. Upon electing to withdraw from the Plan, a participant must choose between the following two payment methods:

     1. PAYMENT METHOD ONE. The Plan Administrator will send to the participant a certificate representing the whole shares of Common Stock held in the participant's Plan account and a check representing the proceeds of a sale on the open market of any fractional share in the Plan account minus the nominal brokerage commission incurred by the Plan Administrator, any taxes incurred or required to be collected by the Plan Administrator and any service fee (currently none, but subject to change).

     2. PAYMENT METHOD TWO. The participant may, upon a withdrawal from the Plan, request that all shares credited to the participant's account in the Plan be sold by the Plan Administrator. If a participant requests such sale, the Plan Administrator will arrange for the sale of all of the participant's shares in the open market as soon as practicable thereafter. Following the sale, the Plan Administrator will send the participant a check representing the proceeds of the sale minus the brokerage commission incurred by the Plan Administrator, a service fee (currently $10 but subject to change) and any taxes incurred or required to be collected by the Plan Administrator.

     If you send a request to withdraw to the Plan Administrator but fail to select a payment method, Payment Method One will be followed.

     A participant need not withdraw from the Plan in order to have the Plan Administrator sell Common Stock in the participant's account into the open market. A participant is able to instruct the Plan Administrator to sell only a portion of the Common Stock held in the participant's Plan account. Any such instructions may be given by writing to the Plan Administrator at the address given at Question 3 or by calling the Plan Administrator at the phone number given at Question 3. The Plan Administrator will make every effort to process a sale order on the day the order is received, provided that the instructions are received before 1:00 p.m. Eastern Time on a day both the Plan Administrator and the relevant securities market are open. As soon as practicable following the sale, the Plan Administrator will send the participant a check representing the proceeds of the sale minus the brokerage commission incurred by the Plan Administrator, a service fee (currently $10 but subject to change) and any taxes incurred or required to be collected by the Plan Administrator.

     Whenever a participant is not the owner of at least ten shares (either in certificate form or through the participant's Plan account), the Plan Administrator may, if instructed by Summit, terminate the Plan account, sell the shares and send the participant the proceeds of the sale (determined as set forth below). Such shares may be sold, in the discretion of Summit, on the open market or to other Plan participants. If the sale is made to Plan participants, the sale will occur on the first investment date following the termination of the Plan account and the price per share to be paid by the Plan Administrator, and the price per share to be received by the terminated participant, will be based on the five-day average share price calculated in accordance with the procedures described at

Question 11. If the sale is made on the open market, the amount to be paid to the terminated participant for such shares will be equal to the proceeds of such sale minus the brokerage commission incurred by the Plan Administrator, a service fee (currently $10 but subject to change) and any taxes incurred or required to be collected by the Plan Administrator.

     Participation in the Plan will terminate when the Plan Administrator receives proper notice of the death of the holder of a Plan account which is registered solely to that holder. Because the requirements for such notice vary greatly, depending on the state of residence of the participant and form of registration of the participant's Plan account, the Plan Administrator should be contacted at the address or phone number listed in the response to Question 3 in the event of such death.

     23. WHAT IS THE EFFECT ON A PARTICIPANT'S PLAN ACCOUNT IF THE PARTICIPANT SELLS OR TRANSFERS ALL COMMON STOCK HELD IN CERTIFICATE FORM REGISTERED IDENTICALLY TO THE PLAN ACCOUNT?

     If a participant sells or otherwise transfers all certificated Common Stock registered identically to the participant's Plan account, dividends on uncertificated shares held by the Plan Administrator in the participant's Plan account will continue to be reinvested in additional Common Stock unless a request to withdraw from the Plan is received by the Plan Administrator.

     24. WHEN MAY A SHAREHOLDER REJOIN THE PLAN?

     Generally, an eligible shareholder may rejoin the Plan at any time. However, Summit and the Plan Administrator, reserve the right to reject any Authorization Form from a previous participant on grounds of excessive joining and withdrawal activity.

RIGHTS OFFERINGS, STOCK DIVIDENDS AND STOCK SPLITS

     25. IF SUMMIT HAS A COMMON STOCK RIGHTS OFFERING, HOW WILL THE RIGHTS OFFERED WITH RESPECT TO SHARES HELD IN PLAN ACCOUNTS BE HANDLED?

     Warrants representing rights offered with respect to the whole shares of Common Stock credited to the Plan account of a participant (as well as the warrants relating to shares held in certificate form by such participant) will be mailed directly to the participant in the same manner as warrants are mailed to shareholders of record who do not participate in the Plan.

     26. WHAT HAPPENS IF SUMMIT ISSUES A STOCK DIVIDEND OR DECLARES A STOCK
SPLIT?

     Whole and fractional shares of Common Stock distributable to Plan participants in a stock dividend or stock split on shares held in Plan accounts will be distributed by Summit to the Plan Administrator who will then allocate such shares to participants' Plan accounts. If a Plan participant also holds Common Stock in certificate form, the Plan Administrator will issue and mail to the participant certificates representing the whole shares of Common Stock distributable on such shares held in certificate form, and a check in lieu of any related fractional share.

VOTING RIGHTS

     27. HOW WILL A PARTICIPANT'S PLAN SHARES BE VOTED AT ANNUAL OR SPECIAL MEETINGS OF SHAREHOLDERS?

     If a participant holds shares of Common Stock in certificate form as well as shares in a Plan account, the participant will receive a single proxy card covering the shares held in certificate form and the whole shares held in the participant's Plan account. If the participant holds no shares in certificate form, the participant will receive a proxy card for the whole shares held in his or her Plan account.

     If a properly signed proxy card is returned, the participant's whole shares, whether held in certificate form or held in a Plan account, will be voted as directed on the proxy card. If a properly signed proxy card is returned without direction with respect to any item thereon, all of a participant's shares -those held in certificate form, if any, and whole shares held in the participant's Plan account -- will be voted in accordance with the recommendations of Summit's Board of Directors. If the proxy card is not returned or if it is returned unsigned, none of the participant's whole shares, whether held in certificate form or held in a Plan account, will be voted unless the participant attends the shareholder meeting and votes his or her shares in person.

FEDERAL INCOME TAX CONSEQUENCES

     28. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     Reinvested Dividends. When purchases of Common Stock with reinvested dividends are made directly from Summit, a participant should include in gross income a dividend equal to the number of shares (including fractional shares) of Common Stock so purchased multiplied by the fair market value (as defined below) of a share of Common Stock on the investment date. A participant's basis in such shares will also equal the fair market value of the shares on the investment date.

     For purposes of this Question 28, the "fair market value" of a share of Common Stock on the investment date must be determined under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Internal Revenue Service regulations. Under those regulations, if the Common Stock trades on the investment date, the fair market value of a share of Common Stock is the average of the high and low sales prices of a share of Common Stock as reported on the NYSE--Composite Transactions Tape for that date. If the Common Stock does not trade on that date, the fair market value of a share of Common Stock is the weighted average of the mean of the high and low sales prices of a share of Common Stock on the nearest trading date before and after the investment date. By contrast, the purchase price per share of Common Stock paid by the Plan Administrator for Common Stock purchased from Summit is determined by averaging the high and low sale prices of a share of Common Stock over the five consecutive trading day period ending on and including the relevant investment date. As a result, it is possible that the fair market value of a share of Common Stock (as determined under the Code and applicable regulations) could exceed the per share price actually paid by the Plan Administrator (as determined during the five day averaging period). If this occurs, the amount of dividend includible in a participant's gross income and reported to the Internal Revenue Service for federal income tax purposes would exceed the amount of dividend actually paid and reinvested on behalf of the participant pursuant to the Plan.

     When the Plan Administrator purchases shares of Common Stock on the open market with reinvested dividends, a participant should include in gross income an amount equal to the dividend reinvested. A participant's basis in shares acquired in the open market also will be the amount of the dividend reinvested.

     Optional Cash Payments. When purchases of Common Stock with optional cash payments are made directly from Summit, a participant should include in gross income a dividend equal to the excess, if any, of the fair market value (as defined above) of such shares on the investment date over the amount of the optional cash payment. A participant's basis in such shares will also equal the fair market value of the shares on the investment date.

     Alternatively, when the Plan Administrator purchases shares of Common Stock on the open market with optional cash payments, a participant should recognize no income, gain or loss. A participant's basis in shares acquired in the open market will be the amount of the optional cash payment invested.

     The dividends-received deduction applicable to corporations generally equals 70% of the dividends received. Corporate shareholders should be aware that the Code contains rules limiting the availability of the dividends-received deduction including, but not limited to, rules applicable to indebtedness directly attributable to the investment in the stock and rules relating to shareholder's holding period for the stock.

     A participant will not recognize income, gain or loss when receiving certificates for whole shares credited to his or her Plan account, either upon a request for such certificates or upon withdrawal from or termination of the Plan. However, if a participant, upon withdrawal from or termination of the Plan, requests that the Plan Administrator sell any shares (including any fractional share) of Common Stock, the participant will recognize gain (or loss) in an amount equal to the difference between the net proceeds of the sale and the participant's basis in the shares sold. Such gain or loss will be capital in character if such shares are a capital asset in the hands of the participant.

     The holding period for all shares of Common Stock purchased through participation in the Plan commences on the day following the relevant investment date.

     Statements of account will be received by a participant following each purchase of Common Stock for a Plan account. The statements of account will show for all such purchases the per share price paid by the Plan Administrator for the Common Stock (which will include brokerage commissions in the case of Common Stock purchased in the open market). In the case of Common Stock purchased directly from Summit with reinvested dividends, the statements of account will additionally show the fair market value of the Common Stock so purchased. IRS Form 1099-DIV (or an IRS successor form) mailed to participants following year-end will report dividend income based on the fair market value of Common Stock, as determined for federal income tax purposes.

     The discussion set forth above is included for general purposes only. Each participant is urged to consult his or her own tax advisor as to the consequences to him or her of participating in the Plan under federal and applicable state, local and foreign tax laws.

     29. HOW ARE THE UNITED STATES INCOME TAX WITHHOLDING PROVISIONS APPLIED TO FOREIGN SHAREHOLDERS?

     In the case of those foreign shareholders whose Common Stock dividends are subject to United States federal income tax withholding, the amount of tax required to be withheld will be deducted from the dividend received for the Plan account of the foreign shareholder and the amount remaining will be reinvested in additional shares of Common Stock.

RESPONSIBILITY OF THE PLAN ADMINISTRATOR

     30. WHAT ARE THE RESPONSIBILITIES OF THE PLAN ADMINISTRATOR?

     The Plan Administrator takes receipt of dividends payable to Plan participants and of optional cash payments sent by participants and invests such amounts in additional shares of Common Stock.

The Plan Administrator also maintains continuing records of each participant's Plan account, holds in nominee name all shares purchased for Plan participants and advises Plan participants of all transactions in and the status of their Plan accounts. The Plan Administrator acts in the capacity of agent for Plan participants.

     All notices from the Plan Administrator to a Plan participant will be addressed to the participant's last address of record with the Plan Administrator. The mailing of a notice to a participant's last address of record will satisfy the Plan Administrator's duty of giving notice to such participant. NOTICES OF CHANGE OF ADDRESS SHOULD BE SENT TO THE PLAN ADMINISTRATOR AT THE ADDRESS AT QUESTION 3.

     The Plan Administrator, its nominee or nominees, and Summit shall not have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan including, without limitation, any claim or liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, nor shall they have any duties, responsibilities or liabilities except as are expressly set forth in the Plan.

     The Plan Administrator has no responsibility with respect to the preparation and contents of this Prospectus, the prices at which shares are purchased or sold for participants' accounts, the times when purchases or sales are made or fluctuations in the market value of Common Stock.

SUSPENSION OR TERMINATION OF THE PLAN

     31. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     While Summit hopes to continue the Plan indefinitely, Summit reserves the right to suspend or terminate the Plan, any feature of the Plan, such as optional cash payments, or any participant's Plan account at any time. Summit also reserves the right to interpret and make modifications to the Plan. Any such suspension, termination or modification will be announced to affected participants.

OTHER INFORMATION

     32. WHAT LIMITATIONS ARE IMPOSED ON A PARTICIPANT WITH RESPECT TO ASSETS HELD UNDER THE PLAN?

     A participant has no right to draw checks or drafts against his or her Plan account and he or she has no right to give instructions to the Plan Administrator with respect to any Common Stock held in or cash held for a Plan account except instructions expressly provided for in this Prospectus. In addition, a participant may not pledge or assign Common Stock held in a Plan account as collateral without first requesting and obtaining issuance of a certificate for the whole shares to be pledged as provided in the response to Question 19.

     33. WHO BEARS THE RISK OF FLUCTUATIONS IN THE MARKET PRICE OF SUMMIT'S COMMON STOCK?

     A participant's investment in Summit Common Stock held in a Plan account is no different with regard to market risk than an investment in Common Stock held in certificate form. A participant bears the risk of loss (and receives any benefit of gain) occurring by reason of fluctuations in the market price of Common Stock held in a Plan account.

     NEITHER SUMMIT NOR THE PLAN ADMINISTRATOR CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON ANY SHARES PURCHASED UNDER THE PLAN.

EMPLOYEES

     34. IF I AM AN EMPLOYEE OF SUMMIT OR ONE OF ITS AFFILIATED COMPANIES, MAY I PARTICIPATE IN THE PLAN?

     Yes. Employees who wish to have their dividends reinvested and also to have optional cash payments made by means of payroll deductions may participate in the Plan whether or not they already hold Common Stock registered in their own name. The minimum deduction per pay period is $5.00 ($10.00 per month) and the maximum deduction per pay period is $500.00 ($1,000.00 per month). Employees who wish to enroll in the payroll deduction program should contact their Employee Benefits representative to obtain the appropriate Authorization Form. Employees who wish to participate in the Plan but not through payroll deductions may do so in the manner provided for shareholders of record, as long as they are the record holder of at least one whole share of Common Stock. See Questions 4 and 5.

     Any benefit plan maintained at any time by Summit for its directors, officers, employees, agents or representatives, and the participants in such benefit plans, may, directly or through a plan administrator, participate in the Plan under the terms of the particular benefit plan whether or not the benefit plan or the participants, as the case may be, already own Common Stock registered in its or their own name.

     35. ARE EMPLOYEES RESTRICTED IN ANY WAY FROM RESELLING SHARES OF COMMON STOCK ACQUIRED UNDER THE PLAN?

     Some employees are so restricted. Employees who are "affiliates" of Summit, as that term is defined in Rule 405 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, may not publicly reoffer shares acquired under the Plan except pursuant to Rule 144 of the Commission or pursuant to an effective Registration Statement. Rule 405 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Summit. Directors and executive officers of Summit are deemed to be "affiliates" of Summit under this definition. Summit has no present intention of filing a Registration Statement which would permit Summit "affiliates" to reoffer, outside of Rule 144, Common Stock acquired under the Plan.

     Employees who are not affiliates of Summit are free to sell at any time any Common Stock acquired under the Plan.

     Executive officers and directors participating in the Plan are subject to the reporting obligations of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to purchases of Common Stock made under the Plan with optional cash payments. While executive officers and directors are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of Common Stock made under the Plan with reinvested dividends, such purchases must be disclosed on reports filed pursuant to Section 16(a) of the Exchange Act.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed upon for Summit Bancorp. by Richard F. Ober, Jr., Esq., Executive Vice President, General Counsel and Secretary of Summit. On

October 31, 1996, Mr. Ober owned 23,945 shares of Common Stock and options to purchase 74,152 shares of Common Stock at a weighted average exercise price of $20.73 per share.

                                     EXPERTS

     The consolidated financial statements of Summit Bancorp. and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, included in Summit's Annual Report on Form 10-K, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP with respect to Summit Bancorp. and subsidiaries for the year ended December 31, 1995 refers to a change in the method of accounting for certain investments in debt and equity securities and post employment benefits in 1994 and to a change in the method of accounting for income taxes in 1993.

                                 INDEMNIFICATION

     Article IX, Section 5 of the By-Laws of Summit provides, in effect, that to the extent and under circumstances permitted by the New Jersey Business Corporation Act, Summit shall indemnify its directors, officers and employees. In addition, Summit has purchased insurance policies which provide coverage for its directors, officers and employees in certain situations.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Summit pursuant to the foregoing provisions, Summit has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Summit of expenses incurred or paid by a director, officer or controlling person of Summit in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares offered hereby, Summit will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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               TABLE OF CONTENTS

                                                 Page
                                                 ----
AVAILABLE INFORMATION .........................   1
INCORPORATION OF CERTAIN
 DOCUMENTS BY REFERENCE .......................   1
THE COMPANY ...................................   2
THE PLAN ......................................   2
  Purpose .....................................   2
  Advantages ..................................   2
  Plan Administrator ..........................   3
  Participation ...............................   3
  Costs .......................................   5
  Purchases ...................................   6
  Optional Cash Payments ......................   7
  Reports to Participants .....................   9
  Dividends ...................................  10
  Certificates for Shares .....................  10
  Withdrawals .................................  11
  Rights Offerings, Stock Dividends
   and Stock Splits ...........................  13
  Voting Rights ...............................  13
  Federal Income Tax Consequences .............  14
  Responsibility of the Plan Administrator ....  15
  Suspension or Termination of the Plan .......  16
  Other Information ...........................  16
  Employees ...................................  17
LEGAL MATTERS .................................  17
EXPERTS .......................................  18
INDEMNIFICATION ...............................  18

====================================================


====================================================

                      SHARES

                        OF

                   COMMON STOCK


                      [LOGO]


                  SUMMIT BANCORP.


             DIVIDEND REINVESTMENT AND
                STOCK PURCHASE PLAN


                 OCTOBER 31, 1996

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